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                                                                   EXHIBIT 16.2

                              PUGH & COMPANY, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS

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WILL J. PUGH, CPA
RONNIE G. CATE, CPA                      HOME FEDERAL PLAZA - SUITE 200                       MEMBERS
C. LARRY ELMORE, CPA                       315 NORTH CEDAR BLUFF ROAD
W. JAMES PUGH, JR., CPA                    KNOXVILLE, TENNESSEE 37923                  AMERICAN INSTITUTE OF
DANIEL C. FRANKLIN, CPA                            ___________                      CERTIFIED PUBLIC ACCOUNTANTS
JAMES H. JONES, CPA
LISA W. HILL, CPA                                P.O. BOX 31409                         TENNESSEE SOCIETY OF
SUSAN R. FOARD, CPA                      KNOXVILLE, TENNESSEE 37930-1409            CERTIFIED PUBLIC ACCOUNTANTS
ANDREW R. HARPER, CPA
                                            865-769-0660 800-332-7021
                                             TELECOPIER 865-769-1660

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                                                                March 8, 2004



Board of Directors
First Community Bank of East Tennessee
Rogersville, Tennessee

We have performed certain calculations on your behalf related to a Supplemental Employee Retirement Plan (SERP) agreement between the Bank and former employee John L. Campbell, originally entered into on 12/26/97 and subsequently amended and restated on 5/12/99. This letter explains the results of our work.

We recalculated the life insurance contract crediting rates used in the original calculation which range from 6.23% to 7.16%. We also computed what the crediting rate would have to be to require maximum benefit payments and those range from 3.56% to 7.19%. In our opinion these crediting rates are not reasonable compared to a contractual guaranteed crediting rate of 4% and a historically computed crediting rate of 4.8%. Therefore, we recomputed the benefits that would be paid assuming a 5% crediting rate each year and found that the maximum benefit payments were only required to be paid in the last 5 years (years 2031 through 2035). Therefore, we recomputed the estimated quarterly benefit payments assuming a 5% crediting rate for each year from 2005 through 2035.

We recalculated the present value of the liability needed to pay the estimated quarterly benefit payments we recomputed. Using a 6.75% discount rate, the present value of the liability was computed at $777,342.84.

We completed an analysis of the estimated liability recomputed versus the liability recorded on the Bank's general ledger as of 12/31/2003. After reflecting a deferred tax benefit at the Bank's blended tax rate, the net amount to be charged to retained earnings as a prior period adjustment totals $389,455 or 2.6% of Bank equity and 3.7% of consolidated holding company equity.

We compared the expense using the new computation versus the expense using the original computation for each quarter and year. After the tax effect, the largest negative impact is in 2004 with only a $10,047 reduction in net income. Based on management's budgeted net income for 2004, this difference would only be (0.5%). In addition the effect on income for each succeeding year would be minimal in comparison to management's estimate of net income for those years.

Based on the work we have performed and discussions with management, the proposed prior period adjustment for the recomputed liability is not considered material nor is the effect on each years' earnings between the originally computed expense and the recomputed expense for each year.


                                                     Sincerely,

                                                     /s/ Daniel C. Franklin

                                                     Daniel C. Franklin
                                                     Vice President